                                                                 EXHIBIT 4.2

                               HORIZON PHARMACIES, INC.
                            COMMON STOCK PURCHASE WARRANT


     THIS IS TO CERTIFY that ______________ or its assigns as permitted in that certain Warrant Agreement (the "Warrant Agreement") dated July 11, 1997, between the Company (as hereinafter defined) and Capital West Securities, Inc., is entitled to purchase at any time or from time to time on or after July 11, 1999 until 5:00 p.m., Oklahoma City, Oklahoma time on July 8, 2003, an aggregate of ____________ shares of Common Stock, par value $0.01 per share, of Horizon Pharmacies, Inc., a Texas corporation (the "Company"), for an exercise price per share as set forth in the Warrant Agreement referred to herein. This Warrant is issued pursuant to the Warrant Agreement, and all rights of the holder of this Warrant are further governed by, and subject to the terms and provisions of such Warrant Agreement, copies of which are available upon request to the Company. The holder of this Warrant and the shares issuable upon the exercise hereof shall be entitled to the benefits, rights and privileges and subject to the obligations, duties and liabilities provided in the Warrant Agreement.

     The issuance of this Warrant and the shares issuable upon the due and timely exercise hereof have not been registered under the Securities Act of 1933, as amended (the "Act"), or any similar state securities law or act, and, as such, no public offering of either this Warrant of any of the shares of Common Stock issuable upon exercise of this Warrant may be made other than under an exemption under the Act or until the effectiveness of a registration statement under such Act covering such offering. Transfer of this Warrant is restricted as provided in Section 14 of the Warrant Agreement.

     Subject to the provisions of the Act, of the Warrant Agreement and of this Warrant, this Warrant and all rights hereunder are transferable, in whole or in part, only to the extent expressly permitted in such documents and then only at the office of the Company at 275 W. Princeton Drive, Princeton, Texas 75407, Attention: President, by the holder hereof or by a duly authorized attorney-in-fact, upon surrender of this Warrant duly endorsed, together with the Assignment hereof duly endorsed. Until transfer hereof on the books of the Company, the Company may treat the registered holder hereof as the owner hereof for all purposes.

     IN WITNESS WHEREOF, the Company has caused this Warrant to be executed and its corporate seal to be hereunto affixed by its proper corporate officers thereunto duly authorized.

                                   HORIZON PHARMACIES, INC.


                                   By:
                                       -------------------------------------
                                       Rick D. McCord, President